O'CHARLEY'S INC. (THE "COMPANY")

SUMMARY OF DIRECTOR COMPENSATION

I. DIRECTOR COMPENSATION. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company's non-employee directors.

Annual Retainer	$25,000
Fee for attending each Board or Committee meeting in person (other than Executive Committee meetings)	$3,000
Fee for attending each Board or Committee meeting by telephone (other than Executive Committee meetings)	$500 per Committee meeting/$1,000 per Board meeting
Additional annual fee for each non-employee member of the Executive Committee	$12,000 (payable in quarterly installments)
Additional annual fee for the Audit Committee Chair, Compensation and Human Resources Committee Chair and Nominating and Corporate Governance Committee Chair	$6,000 (payable in quarterly installments)

Each non-employee director receives a grant of restricted stock valued at $100,000 on the date of his or her initial election or appointment to the Board. These shares vest on the first anniversary date of the grant. In addition, on the date of each annual meeting of shareholders, each non-employee director who continues as a director following such meeting and who has served as a director for at least 11 months prior to such meeting receives a grant of restricted stock valued at $80,000 based on the closing price of the Company’s common stock on the date of grant. The shares will vest on the date of the next annual meeting of shareholders following the date of grant.